Exhibit 99.1

Contact:

Targeted Genetics Corporation

Courtney Self

(206) 521-7392

TARGETED GENETICS SIGNS FIRST MANUFACTURING AGREEMENT

Seattle, WA—April 1, 2003 — Targeted Genetics Corporation (Nasdaq: TGEN) today announced that it has signed a contract manufacturing agreement with GenVec, Inc. (Nasdaq: GNVC). Under the terms of the agreement, Targeted Genetics will conduct initial process feasibility studies in support of the potential manufacturing of clinical grade material to supply clinical trials of certain GenVec products. This agreement is a result of Targeted Genetics’ strategy to leverage its manufacturing expertise and state-of-the-art facilities to bring biotechnology products closer to market. Financial terms of the agreement were not disclosed.

“Targeted Genetics has established a large-scale biologics manufacturing infrastructure and we are pleased to have the opportunity to leverage this capability with GenVec,” said H. Stewart Parker, President and Chief Executive Officer of Targeted Genetics. “Our manufacturing suite is equipped to produce a wide range of product types, including proteins, antibodies and vaccines. This relationship is consistent with our objective to leverage our manufacturing capacity and enables us to derive value from our manufacturing assets and expertise.”

Targeted Genetics has an established, state-of-the-art cGMP (current good manufacturing practice) manufacturing facility. Targeted Genetics’ proprietary manufacturing process for its adeno-associated virus (AAV)-based products utilizes equipment and processes common to the biopharmaceutical industry. These processes are broadly applicable to the production of other viral vectors, such as adenovectors, as well as several other types of biologics. Targeted Genetics is continuing to explore several ways to utilize its manufacturing capacity to secure additional revenue.

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. The Company has a broad platform of gene delivery technologies as well as a promising body of technologies for cellular therapy. For more information about Targeted Genetics Corporation, please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our proposed contract manufacturing relationship, which are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of these forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including delayed progress and unfavorable results in our contract manufacturing efforts, failure to successfully complete the feasibility studies and the failure to successfully complete the technology transfer needed to manufacture, as well as the other risk factors described in the section entitled “Factors Affecting Our Operating results, Our Business and Our Stock Price” included in our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no obligation to update any forward-looking statement to reflect new information, circumstances or events after the date of this release or to reflect the occurrence of unanticipated events.

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